Exhibit 10.5

AGREEMENT GOVERNING SEVERANCE OBLIGATIONS
AND
TERMINATION OF EMPLOYMENT

This Agreement is made and entered into by and between SSA Global Technologies, Inc., N/A [insert subsidiary name for non-US based executives] (collectively and singularly “SSA”) and KIRK ISAACSON (“You”), and sets forth the terms and conditions governing SSA’s severance obligations and termination of employment.

Whereas, You are currently employed by SSA in a key management and/or operational role; and

Whereas, SSA desires to clarify any current understanding with You with respect to severance obligations of SSA in the event of your termination of employment.

Now Therefore, for good and valuable consideration receipt of which is hereby acknowledged, we agree as follows:

In lieu of any claimed entitlement or other understanding, whether verbal or written and whether arising by contract, statute, regulation or otherwise, it is agreed that SSA’s obligation for severance and any other compensation (excluding the treatment of any stock options or other incentive rights as may be granted to you pursuant to SSA’s equity incentive plan), if any, due to You in the event of the termination of your employment shall be determined in accordance with the following:

1.   Severance Calculation.  SSA may terminate your employment at any time with or without cause.  Subject to Paragraph 4, below, if SSA terminates your employment for any reason other than “For Cause” (as hereinafter defined), in which event SSA shall provide you with no less than thirty (30) days prior written notice, or You terminate your employment with Good Reason (as hereinafter defined), upon the effective date of your termination of employment (“Termination Date”), You will be entitled to the following:

(a)   Payment of any accrued but unpaid base salary through the Termination Date and any unpaid bonus earned but not yet paid with respect to any prior fiscal quarter; and

(b)   Continuation of payment of your base salary for TWELVE (12) months; said payments to be made periodically in accordance with SSA’s local payroll practices;

(c)   If applicable, continuation for a period of FOUR (4) fiscal quarters (inclusive of the fiscal quarter applicable to your actual Termination Date) of fifty percent (50%) of your quarterly base target bonus (based on 100% achievement and exclusive of any multipliers); said payments to be made on a quarterly basis in accordance with SSA’s local practices; and

(d)   If applicable, a pro rata portion of your annual target bonus (based on 100% achievement and exclusive of any multipliers) for the fiscal year in which such termination occurs, determined by multiplying fifty percent (50%) of your annual target bonus by a fraction the numerator of which is the number of days in the fiscal year prior to the Termination Date and the denominator of which is 365 (such amount to be paid to you at the end of SSA’s then current fiscal year in accordance with SSA’s local practice).

2.   Termination for Cause.  For termination of your employment by SSA based on “For Cause,” if a cure is possible SSA shall provide You with two (2) weeks notice of the events giving rise to a possible

“For Cause” termination and provide You with the opportunity to cure the “cause.” A termination “For Cause” shall take effect on the date notice is given, if the “cause” is incurable, or two (2) weeks after notice if given, if the “cause” is curable but remains uncured at that time.  For purposes of this Agreement, “For Cause” means:

(a)   the willful and continued failure by You to substantially to perform your duties and responsibilities;

(b)   a breach by You of a written policy of SSA that has a material detrimental effect on the company; or

(d)   any fraudulent, unlawful, grossly negligent, dishonest or willful misconduct engaged in by You;

(e)   your refusal to follow a reasonable, achievable and lawful directive of your manager;

(f)   the commission by You of any felony crime involving moral turpitude or that impairs your ability to perform your assigned functions and responsibilities; or

(g)   your improper and material disclosure or use of SSA’s confidential information.

In the event your employment is terminated for cause, you shall be entitled to no compensation or benefits other than those earned through the effective date of your termination.

3.   Termination by You.  You may terminate your employment with SSA at any time, with or without “Good Reason” (as defined below), upon no less than ninety (90) days prior written notice to SSA.  For purposes of this Agreement, “Good Reason” means any of the following conditions, which condition(s) remain(s) in effect thirty (30) days after written notice by You to the Chief Executive Officer of SSA Global Technologies, Inc. of such conditions:

(i) Any decrease in your base salary greater than thirty-three percent (33%) of your then most recent base salary; it being agreed that the your base salary will only be reduced by up to thirty-three percent (33%) as part of a general decrease in the base salary of similarly affected employees and as part of a general cost reduction exercise;

(ii) If applicable, any decrease in the amount of total annual base bonus potential (exclusive of any multipliers) awarded to You with respect to a fiscal year which decrease is greater then thirty-three percent (33%) of your then most recent assigned base bonus; it being agreed that the your base bonus will only be reduced by up to thirty-three percent (33%) as part of a general decrease in the base salary of similarly affected employees and as part of a general cost reduction exercise.  In addition, it is agreed that:  (a) any change by SSA in the underlying determining factor(s) including, but not limited to, the reallocation of percentages assigned to each determining factor used by SSA when calculating any bonus; (b) any change by SSA in the application of multipliers to the base bonus amount will, not constitute Good Reason; and/or (c) non-payment to You of bonus compensation because of your failure to achieve reasonable performance milestones will not constitute Good Reason; or

(iii) Any successor to SSA Global Technologies, Inc. (or its business) fails in any acquisition of SSA Global Technologies, Inc. (or its business), or any other reorganization or Change in Control, as defined the SSA Global Technologies, Inc.’s equity incentive plan) does not agree in writing to assume, in full, all of the obligations of SSA as set forth in this Agreement and any other offer letter, Employment Agreement or other document previously entered into between SSA Global Technologies, Inc. and your person, it being expressly understood that this Agreement shall supersede any conflicting terms set forth elsewhere that relate to termination of employment, severance obligations and any other subject matter set forth herein.

In the event you voluntarily terminate your employment for any other reason other than for Good Reason you shall be entitled to no compensation or benefits other than those earned through the effective date of your termination.

4.   Payment Contingencies.  Payment of any amounts to You hereunder is contingent upon (except in cases of death):  (i) your first entering into an agreement that releases SSA, its subsidiaries, officers, directors and employees from actions, suits, claims, proceedings and demands related to your period of employment and/or your termination of employment; (ii) SSA being permitted to offset any salary paid to you during any notice period as provided for herein (or as otherwise agreed upon by SSA in writing or, if applicable, as may be required pursuant to any local law, regulation or statute) if You perform no services during such notice period; (iii) your returning, in good condition, all property belonging to SSA; and (iv) your remaining in compliance with his obligations of confidentiality including, without limitation, your adherence to any restrictions placed upon your subsequent employment opportunities pursuant to separate agreement with SSA.  In addition, You agree that to the extent permitted by the local laws, the notice period(s) and severance payment obligations, as set forth in this Agreement shall be in lieu of any other obligations, statutory or otherwise, relating to your term of employment, notice obligations and/or termination of employment.

5.   Treatment of Stock Options.  With respect to any stock options and/or other forms of equity rights that may be granted to You in accordance with the terms of SSA Global Technologies, Inc.’s equity incentive plan (including any successor plan), the vesting of such options and rights together with the terms and conditions governing the exercise of such options and rights shall be determined solely in accordance with the terms of such plan(s).

6.   Other.  You and SSA agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of Illinois.  In addition, this Agreement shall inure to the benefit of and be binding upon SSA and its successors and assigns.  In view of the personal nature of the services to be performed by You, You shall not have the right to assign or transfer any of the rights, obligations of benefits under this Agreement unless expressly provided for herein.  This Agreement will be of no force and effect until acknowledged by the local SSA subsidiary, if applicable (your employer), and thereafter counter-signed by SSA Global Technologies, Inc.

By your signature below, You agree that this Agreement:  (a) supercedes any prior understanding, whether in writing or verbal, between your person and SSA with respect to the subject matter hereof; and (b) is in lieu of and inclusive of any common law or statutory claims that you have or may have with respect to your termination of employment and the payment by SSA of severance payments, howsoever classified.

Agreed to By:	/s/ KIRK ISAACSON 12/01/04
Kirk Isaacson

Agreed to By:	/s/ JOHN R. WALLES
SSA Global Technologies, Inc.